Exhibit 4.3

Execution Version

MIDSTATES PETROLEUM COMPANY, INC.

REGISTRATION RIGHTS AGREEMENT

DATED AS OF OCTOBER 1, 2012

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REGISTRATION RIGHTS AGREEMENT dated as of October 1, 2012 (as amended, modified, supplemented or restated from time to time, this “Agreement”), among MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation (the “Company”), FR MIDSTATES INTERHOLDING, LP, a Delaware limited partnership, EAGLE ENERGY PRODUCTION, LLC, a Delaware limited liability company, the Founding Stockholders identified on the signature pages hereto, the Management Stockholders identified on the Signature Pages hereto, the Executive Stockholders identified on the signature pages hereto, and any other Persons signatory hereto from time to time (together with the Founding Stockholders, Management Stockholders, Executive Stockholders, First Reserve (as defined below) and Eagle (as defined below), the “Stockholders”).

WHEREAS, the Existing Stockholders (as defined below) are party to the Stockholders’ Agreement (as defined below).

WHEREAS, the Company and the Existing Stockholders intend that Article II and the related definitions of this Agreement shall supercede Article IV and the related definitions of the Stockholders’ Agreement, as provided in Section 3.4 hereof.

WHEREAS, the parties hereto desire to provide for the terms with respect to certain matters regarding the relationship between the Company and the Stockholders and the relationship among the Stockholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below.

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means a registration statement filed on Form S-3 (or successor form or other appropriate form under the Securities Act) by a WKSI pursuant to General Instruction I.D. (or other successor instruction) of such forms, respectively, which becomes effective automatically upon filing with the Commission.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Designations” means the Certificate of Designations for the Series A Preferred Stock, as amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the Preamble.

“Control,” including the correlative terms “Controlling,” “Controlled By” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies, whether through ownership of equity interests, by contract or otherwise of a Person.

“Conversion Shares” means (a) any Common Stock issued and outstanding as a result of any conversion of the Series A Preferred Stock or (b) any Common Stock issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (a) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization.

“Director” means a member of the Board.

“Disclosure Package” means, with respect to any offering of Securities, (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated by the Commission under the Securities Act, to have been conveyed to purchasers of Securities at the time of sale of such Securities (including a contract of sale).

“Eagle” means Eagle Energy Production, LLC, a Delaware limited liability company, and its permitted assignees under Section 3.2.

“Existing Stockholder” means each person identified as an “Existing Stockholder” on Annex A hereto.

“Existing Stockholder Shares” means (a) any equity Securities of the Company (including the Common Stock) held by any Existing Stockholder (but excluding Series A Preferred Stock), or (b) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in clause (a) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization.

“Executive Stockholders” has the meaning set forth in the Preamble; provided, however, that as of the date that any Executive Stockholder is no longer employed by the Company or a Company Subsidiary, the rights, obligations and restrictions of this Agreement with respect to such Executive Stockholder shall terminate and be of no further effect, so long as Midstates Incentive Holdings LLC has not waived or deferred any forfeiture or repurchase rights or other limitations on the Executive Stockholder’s Private Plan Participation that existed as of the original date of the Stockholders’ Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“First Reserve” means FR Midstates Interholding, LP., a Delaware limited partnership, and its permitted assignees under Section 3.2.

“Founding Stockholders” has the meaning set forth in the Preamble.

“Free Writing Prospectus” means “free writing prospectus” as defined Rule 405 promulgated by the Commission under the Securities Act.

“Holder” means each Stockholder and persons to whom a Stockholder has validly assigned its rights under Article IV of the Stockholders’ Agreement (only if such Holder is a party thereto) and this Agreement in connection with a transfer of Series A Preferred Stock or Common Stock, so long as such transferee holds such Series A Preferred Stock or Common Stock.

“Holders’ Counsel” has the meaning set forth in Section 2.5(b).

“Information” has the meaning set forth in Section 2.5(i).

“Inspectors” has the meaning set forth in Section 2.5(i).

“Law” means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

“Majority Participating Holders” means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any registration or offering of Registrable Securities by such Participating Holders pursuant to Section 2.1 or Section 2.2.

“Management Stockholders” has the meaning set forth in the Preamble; provided, however, that as of the date that any Management Stockholder is no longer employed by the Company or a Company Subsidiary, the rights, obligations and restrictions of this Agreement with respect to such Management Stockholder shall terminate and be of no further effect, so long as Midstates Incentive Holdings LLC has not waived or deferred any forfeiture or repurchase rights or other limitations on the Management Stockholder’s Private Plan Participation that existed as of the original date of the Stockholders’ Agreement.

“Manager” has the meaning set forth in Section 2.8(b).

“Other Piggyback Shares” has the meaning set forth in Section 2.3(a)(iv).

“Participating Holders” means all Holders of Registrable Securities that are proposed to be included in any registration or offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

“Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Primary Shares” means, at any time, authorized but unissued shares of Common Stock.

“Private Plan Participation” means, with respect to a Stockholder, any direct or indirect interest of such Stockholder in the membership interests in FR Midstates Interholding, LP, a Delaware limited partnership, or the economic rights associated therewith.

“Prospectus” means the prospectus included in a Registration Statement, including any amendment or prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Public Offering” means the closing of a public offering of Common Stock pursuant to a Registration Statement effective under the Securities Act, except that a Public Offering shall not include an offering of securities issuable pursuant to an employee benefit plan.

“Records” has the meaning set forth in Section 2.5(i).

“Registrable Shares” means any (A) Existing Stockholder Shares and (B) Conversion Shares; provided that any Registrable Shares shall cease to be Registrable Shares with respect to a Holder when (i) they have been effectively registered under the Securities Act and they have been disposed of in accordance with the Registration Statement covering them, (ii) they are eligible to be sold or distributed by such Holder pursuant to Rule 144 in a single transaction without limitation, or (iii) they have ceased to be outstanding.

“Registration Expenses” has the meaning set forth in Section 2.6.

“Registration Statement” means any registration statement of the Company that covers an offering of any Registrable Shares, and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representative” of a Person shall be construed broadly and shall include such Person’s partners, members, officers, directors, managers, investment advisors, employees, agents, advisors, counsel, accountants and other representatives.

“Rule 144” means Rule 144 (including Rule 144(b)(1) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

“Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, the capital stock or other equity interests in such Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, the capital stock or other equity or equity-linked interests in such Person, including phantom stock and stock appreciation rights. Whenever a reference herein to Securities is referring to any derivative Securities, the rights of a Holder shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative securities.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Series A Preferred Stock” means the Series A Mandatorily Convertible Preferred Stock of the Company, par value $0.01 per share.

“Shelf Registration Statement” shall mean a registration statement of the Company filed with the Commission on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission) covering the Registrable Shares, as applicable.

“Stockholder” has the meaning set forth in the preamble.

“Stockholders’ Agreement” means the Midstates Petroleum Company Inc. Stockholders’ Agreement dated as of April 24, 2012, as amended.

“Subsidiary” means, at any time, with respect to any Person (the “subject person”), any other Person of which either (a) more than fifty percent (50%) of the Securities or other interests entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the subject person or through one or more Subsidiaries of the subject person.

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

1.2	Rules of Construction.

The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular Section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to Sections, schedules and exhibits mean the Sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the Section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1 (or in the case of January 29, 30 or 31, the following month shall be March 1).

ARTICLE II

REGISTRATION RIGHTS

2.1	Required Registration.

(a)	If the Company shall receive from (i) Eagle, at any time after the conversion of the Series A Preferred Stock into Common Stock in accordance with the Certificate of Designations, or (ii) First Reserve, at any time after October 25, 2012, a written request (a “Demand Registration Request” and the registration so requested is referred to herein as a “Demand Registration,” and the sender(s) of such request or any similar request pursuant to this Agreement shall be known as the “Initiating Holder(s)”) that the Company file a registration statement with respect to the Holders’ Registrable Shares, then the Company shall, within five (5) days of the receipt thereof, give written notice of such request to all Stockholders (a “Demand Exercise Notice”), and subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect, as soon as reasonably practicable, the registration under the Securities Act of the sale of all Registrable Shares that the Holders request to be registered. Notwithstanding anything to the contrary in this Agreement, the Initiating Holders may request that the Company register the sale of such Registrable Shares on an appropriate form, including a Shelf Registration Statement (so long as the Company is eligible to use Form S-3) and, if the Company is a WKSI, an Automatic Shelf Registration Statement. The Company shall not be obligated to take any action to effect any such registration:

(i)	after it has effected twelve (12) such registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective; provided neither First Reserve nor Eagle, acting individually, may make more than six (6) Demand Registration Requests where such registration statements have been declared or become effective;

(ii)	within three (3) months of a registration pursuant to this Section 2.1 that has been declared or ordered effective;

(iii)	during the period starting with the date sixty (60) days prior to its good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (other than a registration relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to a Commission Rule 145 transaction), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv)	where the anticipated aggregate offering price of all securities included in such offering is equal to or less than fifty million dollars ($50,000,000); or

(v)	if the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of the Company it would be seriously detrimental to the Company and its equity holders for such registration statement to be filed at the time filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period.

(b)	The Company, subject to Section 2.3 and Section 2.8, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities, in each case that have made a written request to the Company for inclusion in such registration pursuant to Section 2.1 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Participating Holder) within thirty (30) days after the receipt of the Demand Exercise Notice (or fifteen (15) days if, at the request of the Initiating Holders, the Company states in such written notice or gives telephonic notice to all Holders, with written confirmation to follow promptly thereafter, that such registration will be on a Form S-3).

(c)

At any time before the registration statement covering such Registrable Shares becomes effective, First Reserve (where First Reserve is an Initiating Holder) or Eagle (where Eagle is an Initiating Holder) may request the Company to withdraw or not to file the registration statement. In that event, unless such request of withdrawal was caused by, or made in response to, in each case as determined by First Reserve or Eagle, as the case may be, in good faith (i) a material adverse effect or a similar event related to the business, properties, condition, or operations of the Company not known (without imputing the knowledge of any other Person to such holders) by First Reserve or Eagle, as the case may be, at the time its request was made, or other material facts not known to First Reserve or Eagle, as the case may be, at the time its request was made, or (ii) a material adverse change in the financial markets, First Reserve or Eagle, as the case may be, shall be deemed to have used one of its registration rights under Section 2.1(a); provided, however, that such withdrawn registration shall not count as a requested registration pursuant to Section 2.1(a) if the Company shall have been reimbursed for all out-of-pocket expenses incurred by the Company in connection with such withdrawn registration.

(d)	To the extent an automatic shelf registration statement has been filed under Section 2.1, the Company shall use commercially reasonable efforts to remain a WKSI and not become an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such automatic shelf registration statement is required to remain effective. If the automatic shelf registration statement has been outstanding for at least three years, at the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities that remain unsold. If at any time when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use commercially reasonable efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(e)	If, after it has become effective, (i) such registration statement has not been kept continuously effective for a period of at least 180 days (or such shorter period which will terminate when all the Registrable Shares covered by such registration statement have been sold pursuant thereto), (ii) such registration requested pursuant to Section 2.1(a) becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, or (iii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived, other than by reason of some act or omission by the Participating Holders, such registration shall not count as a requested registration pursuant to Section 2.1(a).

2.2	Piggyback Registration.

(a)

If the Company, at any time, proposes for any reason to register any of its Primary Shares (in any event either for its own account or for the account of other security holders, whether under Section 2.1 or otherwise) under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto) in connection with an underwritten offering shares of Common Stock to be public for cash on a form that would permit registration of Registrable Shares, or otherwise engage in an underwritten offering pursuant to an effective Shelf Registration Statement, the Company shall, subject to Section 2.3 and Section 2.8, use its commercially reasonable efforts to cause all Registrable Shares included in a written response delivered by a Holder to the Company within five (5) days after delivery of the Company’s notice to be included in such registration, or in any prospectus supplement to the prospectus included in an already effective Shelf Registration Statement and underwriting involved therein on the same terms and conditions as the securities otherwise being sold; provided, however, that in the case of an “overnight” or “bought” offering, such requests must be made within one (1) Business Day after the delivery of any such notice by the Company.

(b)	No registration effected pursuant to this Section 2.2 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1 hereof, nor shall any registration hereunder be deemed to have been effected pursuant to Section 2.1. The Company will pay all expenses of registration in connection with each registration pursuant to this Section 2.2.

(c)	Notwithstanding anything in this Agreement to the contrary, the rights of each Management Stockholder set forth in this Agreement are subject to the Stockholders’ Agreement, to the extent not superseded by this Agreement as described in Section 3.4.

2.3	Allocation of Securities Included in Registration Statement or Offering.

(a)	Notwithstanding any other provision of this Agreement, in connection with an underwritten offering initiated by a Demand Registration Request, if the Manager advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten (such number, the “Demand Sale Number”) within a price range acceptable to the Majority Participating Holders, the Initiating Holders shall so advise all Participating Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the Company shall use its reasonable best efforts to include shares in such offering as follows:

(i)	first, all Registrable Securities requested to be included in such registration or offering by the Holders thereof (including pursuant to the exercise of piggyback rights pursuant to Section 2.2); provided, however, that if such number of Registrable Securities exceeds the Demand Sale Number, the number of such Registrable Securities (not to exceed the Demand Sale Number) to be included in such registration shall be allocated among all such Holders requesting inclusion thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing of the registration statement or the time of the offering, as applicable;

(ii)	second, if by the withdrawal of Registrable Securities by a Participating Holder, a greater number of Registrable Securities held by other Holders, may be included in such registration or offering (up to the Demand Sale Number), then the Company shall offer to all Holders who have included Registrable Securities in the registration or offering the right to include additional Registrable Securities in the same proportions as set forth in 2.3(a)(i);

(iii)	third, to the extent that the number of Registrable Securities to be included pursuant to clause (i) and (ii) of this Section 2.3(a) is less than the Demand Sale Number, and if the underwriter so agrees, any Primary Shares that the Company proposes to register or sell, up to the Demand Sale Number; and

(iv)	fourth, to the extent that the number of securities to be included pursuant to clauses (i), (ii) and (iii) of this Section 2.3(a) is less than the Demand Sale Number, the remaining securities to be included in such registration or offering shall be allocated on a pro rata basis among all Persons other than Holders requesting that securities be included in such registration or offering pursuant to the exercise of registration rights of such Persons other than Holders (“Other Piggyback Shares”), based on the aggregate number of Other Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Other Piggyback Shares owned by all Persons requesting inclusion, up to the Demand Sale Number.

(b)	Notwithstanding any other provision of this Agreement, in a registration involving an underwritten offering on behalf of the Company, which was initiated by the Company, if the Manager determines that marketing factors require a limitation of the number of shares to be underwritten (such number, the “Company Sale Number”) the Company shall so advise all Holders whose securities would otherwise be registered and underwritten pursuant hereto, and the Company shall include shares in such offering as follows:

(i)	first, all Primary Shares that the Company proposes to register;

(ii)	second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(b) is less than the Company Sale Number, among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested for inclusion in such registration by Holders pursuant to Section 2.2 up to the Company Sale Number; and

(iii)	third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(b) is less than the Company Sale Number, the remaining securities to be included in such registration shall be allocated on a pro rata basis among all Persons requesting that Other Piggyback Shares be included in such registration, based on the aggregate number of Other Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Other Piggyback Shares owned by all Persons requesting inclusion, up to the Company Sale Number.

(c)

If any registration pursuant to Section 2.2 involves an underwritten offering that was initially requested by any Person(s) other than a Holder to whom the Company has granted registration rights which are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement and the Manager (as selected by the Company or such other Person) has advised the Company that, in its view, the number of securities requested to be included in such registration exceeds the number (the “Third Party Sale Number”) that can be sold in an orderly manner in such registration within a price range acceptable to the Company, the Company shall include shares in such offering as follows:

(i)	first, the shares requested to be included in such registration shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such registration pursuant to the exercise of piggyback rights pursuant to Section 2.2, based on the aggregate number of securities or Registrable Securities, as applicable, then owned by each of the foregoing requesting inclusion in relation to the aggregate number of securities or Registrable Securities, as applicable, owned by all such Holders, up to the Third Party Sale Number;

(ii)	second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(c) is less than the Third Party Sale Number, the remaining shares to be included in such registration shall be allocated on a pro rata basis among the Person(s) requesting the registration, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting the registration, up to the Third Party Sale Number; and

(iii)	third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(c) is less than the Third Party Sale Number, the remaining shares to be included in such registration shall be allocated on a pro rata basis among all Persons requesting that Additional Piggyback Shares be included in such registration, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Third Party Sale Number; and

(iv)	fourth, to the extent that the number of securities to be included pursuant to clauses (i), (ii) and (iii) of this Section 2.3(c) is less than the Third Party Sale Number, the remaining shares to be included in such registration shall be allocated to Primary Shares the Company proposes to register for its own account, up to the Third Party Sale Number.

(d)

If any Holder of Registrable Securities disapproves of the terms of the underwriting, or if, as a result of the proration provisions set forth in clauses (a), (b) or (c) of this Section 2.3, any Holder shall not be entitled to include all Registrable Securities in a registration or offering in which such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in such registration or offering or may reduce the number requested to be included; provided, however, that (x) such request must be made in writing to the Company, the Manager and, if applicable, the Initiating Holder(s), prior to the execution of the underwriting agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include such withdrawn Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.

2.4	Holdback Agreement.

If the Company at any time shall register under the Securities Act an offering and sale of Registrable Shares held by the Holders for sale to the public pursuant to an underwritten Public Offering, the Company and the Holders shall not, without the prior written consent of the lead underwriters for such offering, effect any public sale or distribution of Securities similar to those being registered, or any securities convertible into or exercisable or exchangeable for such securities, for such period as shall be determined by the lead underwriters and that is for the same period and on substantially similar terms as agreed to by the Initiating Holders.

2.5	Preparation and Filing.

If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to effect the registration of an offering and sale of any Registrable Shares, the Company shall, as expeditiously as practicable (but subject to the timing provisions in Section 2.2 with respect to “overnight” or “bought” offerings):

(a)	use its commercially reasonable efforts to cause a Registration Statement that registers such offering of Registrable Shares to contain a “Plan of Distribution” that permits the distribution of Securities pursuant to all means in compliance with Law, and to cause such Registration Statement to become and remain effective pursuant to the terms of this Agreement for a period of 180 days or until all of such Registrable Shares have been disposed of (if earlier);

(b)

furnish, at least five (5) Business Days before filing a Registration Statement that registers such Registrable Shares, a Prospectus relating thereto, or, with respect to an effective Shelf Registration Statement, a prospectus supplement to the Prospectus included in such Shelf Registration Statement, and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel selected by the Majority Participating Holders (provided, that, if First Reserve or Eagle is a Participating Holder, each such Holder shall be entitled to its own separate counsel) for the benefit of the Holders whose Registrable Shares are to be covered by such Registration Statement (the “Holders’ Counsel”), copies of all such documents proposed to be filed (it being understood that such 5 Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and shall use its commercially reasonable efforts to reflect in each such document, when so filed with the Commission, such comments as the Holders whose Registrable Shares are to be covered by such Registration Statement may reasonably propose;

(c)	prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of at least 180 days or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the offering and sale or other disposition of such Registrable Shares;

(d)	notify the Holders’ Counsel promptly in writing of (i) any comments by the Commission with respect to such Registration Statement or Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto; (ii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose; and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e)	use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things that may reasonably be necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller;

(f)	furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the Public Offering and sale or other disposition of such Registrable Shares (to the extent not publicly available on EDGAR or the Company’s website);

(g)	use its commercially reasonable efforts to cause such offering and sale of Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

(h)

notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in Section 2.4(b) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(i)	make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), all pertinent financial, business and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall reasonably be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (A) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement; (B) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; (C) such Information has been made generally available to the public; or (D) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential);

(j)	use its commercially reasonable efforts to obtain from its independent certified public accountants a “cold comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “cold comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent certified public accountants and addressed to the selling Holders, the Board, and the underwriter, if any, in customary form and covering such matters of the type customarily covered by cold comfort letters;

(k)	use its commercially reasonable efforts to obtain, from its counsel, an opinion or opinions in customary form (which shall also be addressed to the Holders selling Registrable Shares in such registration);

(l)	have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and other information meetings organized by the underwriters, take other actions to obtain ratings for any Registrable Shares (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the sellers of such Registrable Shares in the offering, marketing or selling of such Registrable Shares, provided, that, the gross proceeds for such offering are reasonably anticipated by the managing underwriters to be in excess of fifty million dollars ($50,000,000) and provided further that such officers shall not be required to participate in such presentations at any “road shows” and before analysts and rating agencies, as the case may be, more than twice in a 365 day period;

(m)	provide a transfer agent and registrar (which may be the same Person and which may be the Company) for such Registrable Shares;

(n)	issue to any underwriter to which any seller of Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(o)	list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its commercially reasonable efforts to qualify such Registrable Shares for quotation on the automated quotation system of the NASDAQ, National Market System, Euronext or such other national securities exchange as the holders of a majority of such Registrable Shares included in such registration shall request;

(p)	register such Registrable Shares under the Exchange Act, and otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than eighteen (18) months after the effective date, earnings statements (which need not be audited) covering a period of twelve (12) months beginning within three (3) months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(q)	not take any direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable; and

(r)	use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

2.6	Expenses.

Except as expressly provided otherwise, all expenses incident to the Company’s performance of or compliance with Sections 2.1, 2.2, and 2.4, including, without limitation, (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange, the Commission and FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA); (b) all fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel for the underwriters or Holders in connection with “blue sky” qualifications of the Registrable Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters may designate); (c) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), all fees and disbursements of counsel for the Company and of all independent certified public accountants of the issuer (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance); (d) Securities Act liability insurance if the Company so desires or the underwriters so require; (e) all fees and expenses incurred in connection with the listing of the Registrable Shares on any securities exchange and all rating agency fees; (f) all reasonable and documented fees and disbursements of counsel (plus appropriate special and local counsel) selected by the Majority Participating Holders to represent the Holders in connection with such registration and, if First Reserve or Eagle is a Participating Holder, for one additional counsel (plus appropriate special and local counsel) selected by each of First Reserve or Eagle, respectively (it being understood that all other expenses incurred by a Holder shall be borne by such Holder); (g) all fees and disbursements of underwriters customarily paid by the issuer or sellers of securities, excluding underwriting fees, commissions, discounts and allowances, if any, and fees and disbursements of counsel to underwriters (other than such fees and disbursements incurred in connection with any registration or qualification of Registrable Shares under the securities or “blue sky” laws of any state); and (h) fees and expenses of other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company, regardless of whether the Registration Statement becomes effective. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

2.7	Indemnification.

(a)

In connection with any registration of any offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, the Company and its Subsidiaries shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject, whether commenced or threatened, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any offering circular, offering memorandum or Disclosure Package, or any amendment or supplement thereto, or any document incident to registration or qualification of any offering and sale of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or any violation by the Company or any of its Subsidiaries of the Securities Act or state securities or blue sky laws applicable to the Company or any of its Subsidiaries and relating to action required or inaction of the Company or its Subsidiaries in connection with such registration or qualification under such state securities or blue sky laws, and the Company and its Subsidiaries shall promptly reimburse such seller, underwriter, broker, controlling Person or Representative for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Company nor its Subsidiaries shall be liable to any such Person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment thereto, or any document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company or its Subsidiaries through an instrument duly executed by such Person, or a Person duly acting on their behalf, specifically for use in the preparation thereof; provided, further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement or allegedly untrue statement in, or omission or alleged omission made in any Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act) or any amendment or supplement thereof, such indemnity agreement shall not inure to the benefit of any indemnified party from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus, amendment or supplement had been timely made available to such indemnified person and such final Prospectus, amendment or supplement was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

(b)

In connection with any registration of an offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares severally, and not jointly, shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.7(a)) the Company, its Subsidiaries, their Directors and officers, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any untrue statement or allegedly untrue statement in or omission or alleged omission from such Registration Statement, any preliminary Prospectus, final Prospectus or Free Writing Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any such offering and sale of Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company, its Subsidiaries, or such underwriter through an instrument duly executed by such seller or a Person duly acting on such seller’s behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, Free Writing Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the proceeds (net of underwriting discounts and commissions) actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c)	Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 2.7, such indemnified party will, if a claim in respect thereof is not made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is materially prejudiced by such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded (based upon the written advice of counsel) that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or in conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 1.8, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any one lead counsel (plus appropriate special and local counsel) retained by the indemnified party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 2.7; provided, further, that, if there is more than one indemnified party, then the indemnifying party shall only be required to reimburse the expenses for the lead counsel (plus appropriate special and local counsel) approved in writing by the indemnified party or parties (as applicable) holding a majority of the Registrable Shares held by all indemnified parties.

(d)

If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

(e)	The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Registrable Shares.

2.8	Underwriting Agreement.

(a)	Notwithstanding the provisions of Sections 2.5, 2.6 and 2.7, to the extent that the Holders selling Registrable Shares in a proposed registration shall enter into an underwriting or similar agreement that contains provisions covering one or more issues addressed in such Sections of this Agreement, the provisions contained in such Sections of this Agreement addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to the Company if the Company is not a party to the underwriting or similar agreement.

(b)

In connection with any Demand Registration involving an underwritten Public Offering, the Majority Participating Holders shall have the right to designate the lead managing underwriter (any lead managing underwriter for the purposes of this Agreement, the “Manager”) in connection with such registration and each other managing underwriter for such registration, in each case subject to consent of the Company, not be unreasonably withheld. In such event, the Company shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof. Such underwriting agreement shall be satisfactory in form and substance to the Majority Participating Holders, and shall contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type. Any Holder participating in the offering shall be a party to such underwriting agreement and, at its option, may require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also shall be made to and for the benefit of such Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holder; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a selling Holder for inclusion in the registration statement. No Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, its ownership of and title to the Registrable Securities and its intended method of distribution; and any liability of such Holder to any underwriter or other Person under such underwriting agreement shall be limited to liability arising from breach of its representations and warranties and shall be limited to an amount equal to the proceeds (net of underwriting discounts and commissions) that it derives from such registration. The Company shall be entitled to receive indemnities from lead institutions, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customarily given their role in such distribution.

(c)	No Holder may participate in any registration hereunder that is underwritten unless such Holder agrees to sell such Holder’s Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements reasonably acceptable to the Company and the Majority Participating Holders and otherwise on customary terms.

(d) For all purposes under this Agreement, unless the Initiating Holders expressly indicate otherwise, the Company shall be entitled to rely on communications from the Initiating Holders as the representatives of the Majority Participating Holders.

2.9	Information by Holder.

Each holder of Registrable Shares to be included in any registration shall furnish to the Company and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. Each Holder shall as expeditiously as possible, notify the Company of the occurrence of any event concerning such Holder as a result of which the Prospectus relating to such registration contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.10	Exchange Act Compliance.

From and after the date a registration statement is filed by the Company pursuant to the Exchange Act relating to the Company’s Securities and shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission that are conditions to the availability of Rule 144 for the sale of the Common Stock. The Company shall cooperate with each Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

2.11	Suspension.

Anything contained in this Agreement to the contrary notwithstanding, if after any Registration Statement to which rights hereunder apply becomes effective (and prior to completion of any sales thereunder), the Board determines in good faith that the failure of the Company to (i) suspend sales of Securities under the Registration Statement or (ii) amend or supplement the Registration Statement, would have a material adverse effect on the Company, the Company shall so notify each Holder participating in such registration and each Holder shall suspend any further sales under such Registration Statement until the Company advises the Holder that the Registration Statement has been amended or that conditions no longer exit that would require such suspension, provided that the Company may impose any such suspension for no more than 30 days and no more than two times during any twelve-month period. The Company may (but shall not be obligated to) withdraw the effectiveness of any registration statement subject to this provision.

ARTICLE III

MISCELLANEOUS

3.1	Amendment.

Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company and (ii) First Reserve and Eagle for so long as they hold Registrable Securities. Any amendment or waiver effected in accordance with this Section 3.1 shall be binding upon each Holder and the Company. Any waiver of any breach or default by any other party of any of the terms of this Agreement effected in accordance with this Section 3.1 shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its or his or her rights hereunder on any occasion or series of occasions.

3.2	Successors and Assigns.

A Holder may assign its rights in this Agreement without the Company’s consent to an assignee of Registrable Securities which (i) is with respect to any Holder, the spouse, parent, sibling, child, step-child or grandchild of such Holder, or the spouse thereof and any trust, limited liability company, limited partnership, private foundation or other estate planning vehicle for such Holder or for the benefit of any of the foregoing or other persons pursuant to the laws of descent and distribution, (ii) is a legatee, executor or other fiduciary pursuant to a last will and testament of the Holder or pursuant to the terms of any trust which take effect upon the death of the Holder or (iii) in the case of any such assignment by Eagle or any of its permitted assignees under this Section 3.2, any Person which directly or indirectly Controls, is Controlled by or is Under Common Control with Riverstone Holdings LLC, in the case of any assignment or assignments involving the rights of Eagle under this clause (iii), Eagle shall designate only one such permitted assignee to exercise such rights on behalf of all permitted assignees of its Registrable Securities who are Persons directly or indirectly Controlled, Controlled by or Under Common Control with Riverstone Holdings, LLC. Furthermore, any Holder may assign its rights in this Agreement without the Company’s prior written consent to any party; provided that (A) such assignment occurs in connection with the transfer of all, but not less than all, of such Holder’s Registrable Securities in a single transaction (to the extent such transfer is otherwise permissible), and (B) in the case of any such assignment involving the rights of First Reserve or Eagle hereunder, First Reserve or Eagle shall designate only one such assignee to hold such rights. Any assignment shall be conditioned upon prior written notice to the Company or identifying the name and address of such assignee and any other material information as to the identity of such Assignee as may be reasonably requested, and Annex A hereto shall be updated to reflect such assignment. Notwithstanding anything to the contrary contained in this Section 3.2, any Holder may elect to transfer all or a portion of its Registrable Securities to any third party (to the extent such transfer is otherwise permissible) without assigning its rights hereunder with respect thereto, provided that in any such event all rights under this Agreement with respect to the Registrable Securities so transferred shall cease and terminate and Annex A hereto shall be updated to reflect any appropriate update thereto. This Agreement may not be assigned by the Company.

3.3	Limitations on Subsequent Registration Rights.

The Company may, without the prior written consent of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company which provides such holder or prospective holder of securities of the Company registration rights that do not conflict with and are no more favorable to the rights granted to the Holders hereby.

3.4	Stockholders’ Agreement.

The Stockholders’ Agreement shall remain in full force and effect following execution of this Agreement; provided, however, that Article II and the related definitions of this Agreement supersedes the corresponding Article IV and related definitions of the Stockholders’ Agreement in their entirety.

3.5	Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

3.6	Entire Agreement.

This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way.

3.7	Independence of Agreements and Covenants.

All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial agreement or covenant.

3.8	Counterparts; Facsimile Signatures; Validity.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

3.9	Remedies.

(a) Each Holder shall have all rights and remedies reserved for such Holder pursuant to this Agreement and all rights and remedies which such Holder has been granted at any time under any other agreement or contract and all of the rights which such Holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

(c) It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any party hereto if any other Person party hereto fails to comply with any of the obligations imposed on it upon them in this Agreement and that in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such aggrieved party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

3.10	Notices.

All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail with postage prepaid, return receipt requested, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company:

Midstates Petroleum Company, Inc.

4400 Post Oak Parkway, Suite 1900

Houston, TX 77027

Attention: Chief Financial Officer

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Joshua Davidson

       Hillary H. Holmes

Fax: 713-229-7708

(b) if to First Reserve:

FR Midstates Interholding, LP

c/o First Reserve Corporation

600 Travis, Suite 6000

Houston, Texas 77002

Attention: Joel C. Lambert

Email: jlambert@firstreserve.com

Fax: 713 224-0771

with a copy to:

Gibson Dunn & Crutcher

1801 California Street, Suite 4200

Denver, Colorado 80202

Attention: Beau Stark

Fax: 303-313-2839

(c) if to Eagle:

Eagle Energy Production, LLC

9 East 4th Street, Suite 200

Tulsa, Oklahoma 74103

Attention: Steve Antry

       Ben Kemendo

Fax: 918-746-1379

with a copy to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Attention: James J. Fox

Fax: 917-849-5328

and

Riverstone Holdings LLC

712 Fifth Avenue, 51st Floor

New York, New York 10019

Attention: Robert Tichio

Fax: 888-801-9301

(d) if to any Holder, to it at its address set forth on Annex B attached hereto; or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been given and received (a) when delivered, if personally delivered; (b) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy); (c) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (d) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

3.11	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY AGREES AND CONSENTS TO THE EXCLUSIVE

JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, FOR THE PURPOSES OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING RELATING HERETO, THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS. EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY SUCH COURT.

3.12	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

3.13	Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby or thereby.

3.14	Third Party Reliance.

(a) Anything contained herein to the contrary notwithstanding, the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Holders to enter into this Agreement (and the Company acknowledges that the Holders have expressly relied thereon) and (b) are solely for the benefit of the Holders. Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any thereof other than the Holders, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Holders or the Company with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

(b) None of the provisions hereof shall create, or be construed or deemed to create, any right to employment in favor of any Person by the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date set forth above.

FR MIDSTATES INTERHOLDING, LP

By:	FR XII ALTERNATIVE GP, L.L.C., its general partner

By:	FIRST RESERVE GP XII, L.P., its managing member

By:	FIRST RESERVE GP XII LIMITED, its general partner

By:	/s/ Anastasia Deulina
Name:	Anastasia Deulina
Title:	Authorized Person

Signature Page to Registration Rights Agreement

MIDSTATES PETROLEUM COMPANY, INC.

By:	/s/ John A. Crum
Name:	John A. Crum
Title:	President and Chief Executive Officer

Signature Page to Registration Rights Agreement

EAGLE ENERGY PRODUCTION, LLC.

By:	/s/ Steve Antry
Name:	Steve Antry
Title:	Authorized Person

Signature Page to Registration Rights Agreement

FOUNDING STOCKHOLDERS

/s/ Stephen McDaniel
Stephen McDaniel

/s/ Kristen McDaniel
Kristen McDaniel

Signature Page to Registration Rights Agreement

EXECUTIVE STOCKHOLDERS

/s/ John A. Crum
John A. Crum

/s/ Thomas L. Mitchell
Thomas L. Mitchell

/s/ Stephen C. Pugh
Stephen C. Pugh

Signature Page to Registration Rights Agreement

MANAGEMENT STOCKHOLDERS

/s/ Brad Broekstra
Brad Broekstra

/s/ John P. Foley
John P. Foley

/s/ Matthew David
Matthew David

/s/ Larry M. White
Larry M. White

/s/ Dexter A. Burleigh
Dexter A. Burleigh

/s/ Curtis Newstrom
Curtis Newstrom

/s/ James R. Hart
James R. Hart

/s/ Ray Royer
Ray Royer

/s/ Robert McDaniel
Robert McDaniel

Signature Page to Registration Rights Agreement

Annex A

Existing Stockholders

FR Midstates Interholding, LP

Kristen McDaniel

Stephen McDaniel

John A. Crum

Thomas L. Mitchell

Stephen C. Pugh

Brad Broekstra

John P. Foley

Matthew David

Larry M. White

Dexter A. Burleigh

Curtis Newstrom

James R. Hart

Ray Royer

Robert McDaniel

Annex A